CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of J.P. Morgan Exchange-Traded Fund Trust of our reports dated August 29, 2022, relating to the financial statements and financial highlights for the funds constituting J.P. Morgan Exchange-Traded Fund Trust listed in Appendix A (the “Funds”), which appear in the Funds’ Annual Report on Form N-CSR for the year ended June 30, 2022. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

October 25, 2022

Appendix A

JPMorgan ActiveBuilders U.S. Large Cap Equity ETF

JPMorgan Active Value ETF

JPMorgan Equity Premium Income ETF

JPMorgan Nasdaq Equity Premium Income ETF

JPMorgan Market Expansion Enhanced Equity ETF